EXHIBIT 10.51

MODIFICATION AGREEMENT

(Security Agreement)

Ascediant PET Partners-I, LLC (“Creditor/Lessor”), successor in interest to Finova Capital Corporation, 18881 Von Karman, Suite 1620, Irvine, CA and Molecular Imaging Corporation (formerly, Mobile PET Systems, Inc.)(“Debtor/Lessee”), 2150 West Washington Street, Suite 110, San Diego, CA 92110, parties to a three (3) separate Security Agreements (each a “Security Agreement”) dated April 8, 1999 in connection with Equipment Lease Number 4125, Lease Schedules No. 4125.01, 4125.02 and 4125.03A (the “Lease Agreement”), agree that it is in their mutual interest to modify each Security Agreement in this Agreement.

Therefore, Creditor/Lessor and Debtor agree that each Security Agreement shall be modified as follows:

Jurisdiction. This Agreement and the Security Agreement shall be governed by the laws of the State of California; and the Courts for the State of California for Orange County or any other Federal District Court having the jurisdiction in that County shall have non-exclusive jurisdiction for determining all disputes arising under this Agreement and the Security Agreement. However, Creditor/Lessor or Debtor/Lessee may bring any action or claim to enforce the provisions of this Agreement or the Security Agreement in any other appropriate state or forum.

Collateral. Exhibit A to the Security Agreement shall be amended and modified to add the following:

F. In no event shall Collateral include (i) any equity (including, without limitation, stock, limited liability company membership, partnership interest, interest in a subsidiary or any other joint venture interest) or debt interest that Lessee or its subsidiaries may have in any legal entity or (ii) any equipment of Lessee for which Lessee grants a security interest to a third party in connection with the purchase or lease of such equipment.

Creditor/Lessor agrees to file any and all amendments to uniform commercial code financing statements necessary to effectuate such amendment. Creditor/Lessor also agrees to make such amendments hereto as provided in the Equipment Lease Modification Agreement between Creditor/Lessor and Debtor/Lessee of even date herewith, and file any and all amendments to uniform commercial code financing statements necessary to effectuate such amendments.

All terms of the Security Agreement between Creditor/Lessor and Debtor/Lessee that are not specifically changed by this modification will remain binding. In the event of any conflict or inconsistency between the provision of this Agreement and the Security Agreement, the provisions of this Agreement shall control in all respects.

The parties hereto warrant and represent that they are authorized to enter into this modification agreement and that the terms and conditions of this modification agreement, together with the Security Agreement shall be binding upon the parties hereto.

The parties hereto have executed to this Agreement as of the 2nd day of May 2003.

Creditor/Lessor:

Ascendiant PET Partners-I, LLC

By: Mark Bergendahl
Its: Managing Member

Debtor/Lessee:

Molecular Imaging Corporation (formerly, Mobile PET Systems, Inc.)

By: Paul J. Crowe
Its: Chief Executive Officer

By: Thomas H. Insley
Its: Secretary

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